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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. ___)


                                RIM HOLDINGS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   766713 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Christina M. Strauch
                         7579 E. Main Street, Suite 100
                            Scottsdale, Arizona 85251
                                  480-970-3336
--------------------------------------------------------------------------------
           (Name, Addres and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  May 10, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
---------------------
CUSIP NO. 766713 10 1
---------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

   Christina M. Strauch
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  SOURCE OF FUNDS
   OO
   -----------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

   -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
   -----------------------------------------------------------------------------
                 7  SOLE VOTING POWER
                    4,993,700
NUMBER OF           ------------------------------------------------------------
SHARES BENE-     8  SHARED VOTING POWER
FICIALLY            0
OWNED BY EACH       ------------------------------------------------------------
REPORTING        9  SOLE DISPOSITIVE POWER
PERSON WITH         4,993,700
                    ------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,993,700
   ----------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

   -----------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   26.6%
   -----------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                                Page 2 of 5 pages

                                  SCHEDULE 13D
---------------------
CUSIP NO. 766713 10 1
---------------------

ITEM 1. SECURITY AND ISSUER.

     Common Stock

     Rim Holdings Inc.
     7579 E. Main Street, Suite 100
     Scottsdale, Arizona 85251

ITEM 2.  IDENTITY AND BACKGROUND.

     (a)  Christina M. Strauch

     (b)  7579 E. Main Street, Suite 100
          Scottsdale, Arizona 85251

     (c)  Chairman of Rim Holdings Inc.

     (d)  No.

     (e)  No.

     (f)  United States


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     Source of funds for purchase of stock was $80,000 of accrued salary.

ITEM 4. PURPOSE OF THE TRANSACTION.

     The purpose of the transaction was to reduce the debt on the Company's financial statements.

     (a) Not applicable.

     (b) Not applicable.

     (c) Not applicable.

     (d) Not applicable.

     (e) Not applicable.

     (f) Not applicable.

     (g) Not applicable.

     (h) Not applicable.

     (i) Not applicable.

     (j) Not applicable.


                                Page 3 of 5 pages

                                  SCHEDULE 13D
---------------------
CUSIP NO. 766713 10 1
---------------------

ITEM 5. INTEREST IN SECURITIES OF THE ISSUESR.

     (a) 4,993,700 shares equals 26.6% of the outstanding shares.

     (b) 4,993,700 shares with sole voting and sole dispositive power.

     (c) Not applicable.

     (d) Not applicable.

     (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     Not applicable.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

     None.

                                Page 4 of 5 pages

                                  SCHEDULE 13D
---------------------
CUSIP NO. 766713 10 1
---------------------


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


May 20, 2004                            /s/ Christina M. Strauch
                                        ----------------------------------------
                                        Christina M. Strauch


                                Page 5 of 5 pages